Exhibit 3

CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of October 31, 2012, is by and between Hallmark Cards, Incorporation (“Hallmark”) and Blue Holding Company (“BHC”).

WHEREAS, the Board of Directors of each party has authorized this transaction;

NOW, THEREFORE, the parties agree as follows:

1. Contribution. Hallmark hereby makes a capital contribution to BHC consisting of 40 million shares of Class A Common Stock of Crown Media Holdings, Inc. (the “Shares”).

2. Restrictions on Shares. BHC hereby accepts the Shares and acknowledges that the Shares will continue to be subject to that certain Stockholders Agreement dated as of June 29, 2010, by and among Hallmark, Crown Media Holdings, Inc., and other parties (the “Stockholders Agreement”), and BHC agrees to sign a Joinder Agreement with respect thereto.

3. Stock Power. Hallmark agrees to provide a Stock Power assigning the Stock to BHC or its designee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HALLMARK CARDS, INCORPORATED

By:
Title:	Executive Vice President

BLUE HOLDING COMPANY

By:
Title:	Vice President